POST CLOSING SUPPLEMENTAL AGREEMENT

THIS **POST CLOSING SUPPLEMENTAL AGREEMENT** (this **"Agreement"**) is made effective as of the 17th day of June, 2016 as a supplement to that certain Membership Interest Purchase Agreement, dated as of August 5, 2015 (the **"MIPA"**), by and between **T.A.S. Holdings, LLC**, a Delaware limited liability company (**"Seller"**), and **Orion Concrete Construction, LLC**, a Delaware limited liability company (**"Purchaser"**). Seller and Purchaser are hereinafter referred to as the **"Parties"**.

WITNESSETH:

WHEREAS, there are certain open issues arising from or in connection with the MIPA which warrant the attention of the Parties;

WHEREAS, the Parties have been in discussions in respect of such issues and two of them have been agreed to by both Parties;

WHEREAS, the Parties deem it necessary and desirable to record such agreement in writing;

NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the Parties hereto agree as follows:

ARTICLE I
PURPOSE, DEFINITIONS AND INTERPRETATIONS

1.1 **Purpose.** The purpose of this Agreement is to evidence the Parties' mutual agreement to as to two of four items of post-closing clarification and resolution. The first arising from the post-closing working capital reconciliation and the second concerning a certain amount of cash that had not been timely distributed by the time of the Closing.

1.2 **Working Capital Reconciliation.** The Parties do hereby mutually agree that Seller owes Purchaser $1,632,938, with respect to the heretofore agreed upon items of the working capital reconciliation.

1.3 **Undistributed Cash.** The Parties do hereby agree that Purchaser owes Seller $2,269,726 for CCC cash that was not distributed before the sale.

1.4 **Set-Off.** The Parties do further hereby agree that it is in the best interest of both Parties to set-off the two amounts described in Sections 1.2 and 1.3 above, such that in full and complete satisfaction of both items, Purchase shall pay Seller within 3 business days of the date of this Agreement the net amount of $636,788 pursuant to wire transfer instructions to be provided to Purchaser by Seller.

1.5 **Mutual Releases.** For good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Seller and Purchaser (each, a "Releasing Party") hereby unconditionally and irrevocably waive, release, and forever discharge each other from any and all liabilities, demands, costs, debts, liens, expenses and obligations of any kind or nature whatsoever arising out of and/or resulting from the Working Capital Reconciliation and Undistributed Cash issues as referred to and/or

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inferred in this Agreement and in the MIPA. Each Releasing Party agrees that it will not otherwise seek to recover any amounts in connection therewith or thereunder from the other Party.

ARTICLE II

DEFINITIONS & MISCELLANEOUS

2.1 **Definitions of the Agreement.** Except to the extent specifically provided herein to the contrary in this Agreement, all definitions conditions, understandings and agreements between the Parties, as set forth in the MIPA shall be binding upon and inure to the benefit of each of the respective Parties, as if set forth herein.

2.2 **Interpretations.** In this Agreement, unless a clear contrary intention appears, (a) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such terms.

2.3 **Severability Clause.** If any portion of this (or the MIPA, as amended heretofore and supplemented hereunder), is held to be invalid or unenforceable for any reason by a court or governmental authority of competent jurisdiction, then such portion will be deemed to be stricken and the remainder of the document(s) shall continue in full force and effect.

2.4 **Headings.** The headings are for convenience only and may not be used to construe or interpret this Agreement.

2.5 **Counterparts and Signatures.** This Agreement may be executed in one or more counterparts, by each of the respective Parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Agreement, facsimile and electronically transmitted signatures shall be deemed original for all purposes.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PURCHASER:	**SELLER:**
ORION CONCRETE CONSTRUCTION, LLC	**T.A.S. HOLDINGS, LLC**
By: [signature]	By: [signature]
Name: Mark R. Stauffer	Name: Mark M. Scully
Title: Chief Executive Officer	Title: President